FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 17, 2006

Poore Brothers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14556	86-0786101
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3500 S. La Cometa Dr. Goodyear, AZ	85338
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (623) 932-6200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Thomas Tierney

Poore Brothers, Inc. (Nasdaq: SNAK) today announced today that Mr. Thomas Tierney, Senior Vice President of Sales, resigned from his current position effective April 17, 2006.  He will remain with the Company for up to six months in the interim position of Sales Consultant.

Mr. Tierney and the Company have entered into a letter agreement dated as of April 20, 2006 (the “Tierney Separation Agreement”) amending certain provisions of Mr. Tierney’s employment agreement and providing that, until the earlier of six months after the date of the agreement or until Mr. Tierney begins working for another employer (the “Termination Date”), the Company will: (i) continue to pay Mr. Tierney’s existing base salary of $14,583.33 per month on the Company’s regular paydays; (ii) continue to accrue Mr. Tierney’s vacation and sick pay benefits at their current levels, with any accrued vacation balance as of the Termination Date to be paid to Mr. Tierney within 30 days after the Termination Date; (iii) continue to provide Mr. Tierney with the same health insurance benefits he was receiving under his original employment agreement (subject to any changes to the plan that are applicable to all Company employees); and (iv) continue to pay Mr. Tierney’s existing car allowance of $650 per month.  In addition, the Company agreed to keep active Mr. Tierney’s cellular telephone for a period of 30 days from the date of the agreement.  Mr. Tierney also remains eligible for a discretionary bonus based on his and the Company’s performance in the first quarter of 2006, but whether any such bonus will be paid and the amount of any such bonus are within the sole discretion of the Company.  Within 10 days after the execution of the Tierney Separation Agreement, the Company will pay Mr. Tierney $10,000.00. A copy of this agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 7.01  Regulation FD Disclosures

On April 21, 2006 the Company issued a press release announcing that Mr. Thomas Tierney, Senior Vice President of Sales, resigned from his current position effective April 17, 2006.

A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

(c)          Exhibits

Exhibit 99.1	Separation Letter Agreement dated as of April 20, 2006 by and between the Company and Thomas Tierney.

Exhibit 99.2	Press Release dated April 21, 2006 announcing the resignation of Thomas Tierney as Senior Vice President of Sales.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poore Brothers, Inc.

Date: April 21, 2006	/s/ Eric J. Kufel
Eric J. Kufel
Chief Executive Officer